Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100
www.cohu.com

Cohu Provides Business Update for Fourth Quarter 2023, Date for Earnings Call and Preliminary First Quarter 2024 Guidance

POWAY, Calif., January 29, 2024 -- Cohu, Inc. (NASDAQ: COHU), a global supplier of equipment and services optimizing semiconductor manufacturing yield and productivity, today provided a business update:

●	Cohu expects fourth quarter 2023 revenue in-line with guidance at approximately $137 million

●	Demand for test and inspection equipment remained soft through fourth quarter 2023 and has continued in first quarter 2024

●	Cohu expects first quarter 2024 revenue to be approximately 20% lower than fourth quarter 2023

“We expect fourth quarter revenue to be within our guidance range; however, estimated equipment utilization dropped another 200 bps to 71% at the end of fourth quarter. Similar to recent announcements from our automotive and industrial semiconductor device customers, Cohu is experiencing softer demand for test and inspection systems in these segments with continued low test cell utilization in consumer, mobility and computing. Recurring revenue remains resilient,” said Cohu President and CEO Luis Müller. “We know well the semiconductor cycles and the importance of staying focused on new product development and customer qualifications between upcycles to position the company for the recovery and ramp. Although demand is likely to remain subdued during the first half of the year, our major customers have been forecasting a recovery for the second half of 2024.”

Cohu will provide detailed comments on this business update, fourth quarter 2023 results and first quarter 2024 guidance during its earnings call on Thursday, February 15, 2024, at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time.

These preliminary, unaudited results are based on management's initial review of operations for the year-ended December 30, 2023, and estimates for the quarter-ending March 30, 2024, and each remain subject to completion of the Company's customary periodic closing and review procedures.

Conference Call Information:

The Company will host a live conference call and webcast with slides to discuss fourth quarter and fiscal year 2023 results at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time on February 15, 2024. Interested parties may listen via webcast on Cohu’s investor relations website at https://edge.media-server.com/mmc/p/5ovoraj2

To participate via telephone and join the call live, please register in advance at https://register.vevent.com/register/BI94bbc71cea5a4b439ae74a94ccfd02e2 to receive the dial-in number along with a unique PIN number that can be used to access the call.

The webcast replay will be available on the Company’s website through February 15, 2025 at www.cohu.com.

About Cohu:

Cohu (NASDAQ: COHU) is a global technology leader supplying test, automation, inspection and metrology products and services to the semiconductor industry. Cohu’s differentiated and broad product portfolio enables optimized yield and productivity, accelerating customers’ manufacturing time-to-market. Additional information can be found at www.cohu.com.

Forward Looking Statements:

Certain statements contained in this release may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our preliminary revenue indication for the fourth quarter of 2023; that we are forecasting weakened demand in certain markets; projected sequential revenue variations for the first quarter of 2024; forecasts provided by customers involving projections for growth in 2024; equipment utilization estimates for various key markets; expectations regarding recurring revenues in any period; projected cyclicality of the industry; references to new product development and anticipated customer qualifications; and any other statements that are predictive in nature and depend upon or refer to future events or conditions; and/or include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend;” and/or other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Any third-party industry analyst forecasts quoted are for reference only and Cohu does not adopt or affirm any such forecasts.

Actual results and future business conditions could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: new product investments and product enhancements which may not be commercially successful; inability to effectively manage multiple manufacturing sites in Asia and secure reliable and cost-effective raw materials; failure of sole source contract manufacturer; ongoing inflationary pressures on material and operational costs coupled with rising interest rates; economic recession; instability of financial institutions where we maintain cash deposits and potential loss of uninsured cash deposits; the semiconductor industry is seasonal, cyclical, volatile and unpredictable; the semiconductor mobility market segment (primarily semiconductors used in smartphones, also other wearables) is undergoing a significant downturn; recent erosion in automotive and industrial segment sales; risks of using artificial intelligence within Cohu’s product developments and business; the semiconductor equipment industry is intensely competitive; rapid technological changes and product introductions and transitions; a limited number of customers account for a substantial percentage of net sales; significant exports to foreign countries with economic and political instability and competition from a number of Asia-based manufacturers; loss of key personnel; reliance on foreign locations and geopolitical instability in such locations critical to Cohu and its customers; pandemic impacts, natural disasters, war and climate-related changes, including economic impacts from the Hamas-Israel conflict or any other wars; increasingly restrictive trade and export regulations impacting our ability to sell products, specifically within China; significant goodwill and other intangibles as percentage of our total assets; risks associated with the EQT acquisition, such as integration and synergies, and other risks associated with additional potential acquisitions, investments and divestitures; levels of debt; financial or operating results that are below forecast or credit rating changes impacting our stock price or financing ability; law/regulatory and including tax law changes; significant volatility in our stock price; and the risk of cybersecurity breaches.

These and other risks and uncertainties are discussed more fully in Cohu’s filings with the SEC, including our most recent Form 10-K and Form 10-Q, and the other filings made by Cohu with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Except as required by applicable law, Cohu does not undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com.

Contact:

Cohu, Inc.
Jeffrey D. Jones - Investor Relations
858-848-8106